Exhibit 99.1

                              WTC INDUSTRIES, INC.
                              --------------------

FOR IMMEDIATE RELEASE
---------------------

October 21, 2003

Contact:     Greg Jensen, Chief Financial Officer
             WTC Industries, Inc.
             OTC Bulletin Board: WTCO
             Telephone:         (651) 554-3140
             Fax:               (651) 450-5182

           WTC INDUSTRIES, INC. ANNOUNCES RECORD THIRD QUARTER RESULTS

      EAGAN, MINNESOTA. WTC Industries, Inc. and its wholly owned subsidiary PentaPure Incorporated reported record results for the third quarter ended September 30, 2003. Net sales for the quarter were $7,739,000, an increase of 26% from net sales of $6,152,000 in the same period in 2002. For the nine-month period ended September 30, 2003, the Company had record net sales of $19,998,000, an increase of 4% from net sales of $19,236,000 for the same period in 2002. The increase in sales is the result of higher demand for the Company's water filtration systems and an increase in replacement filter sales due to the increased installed base of home refrigerators that will accept the Company's replacement filters.

      For the three and nine month periods ended September 30, 2003, income before taxes was $1,413,000 and $3,069,000, respectively, representing 18% and 15% of net sales, respectively. During the same periods in 2002, income before taxes was $827,000 and $2,712,000, respectively, representing 13% and 14% of net sales, respectively.

      Net income for the third quarter was $876,000, compared to $827,000 in 2002. Basic and fully diluted earnings per share for third quarter 2003 were $.49 and $.39, respectively, compared to $.52 and $.37, respectively, in 2002. For the first nine months of 2003, net income was $1,903,000 or $1.12 per basic share and $.85 per fully diluted share, compared to net income of $4,112,000 or $2.67 per basic share and $1.87 per fully diluted share for the same period in 2002. The primary reason for the reduction in earnings per share in 2003 is because, in 2002, no income tax expense was required for the third quarter. An income tax benefit totaling $1,400,000 was recorded for the nine-month period in 2002. In 2003 the Company recorded income tax expense of $537,000 and $1,166,000 for the three and nine month periods.

      Commenting on the results for both the third quarter and nine months results for 2003, Mr. Jim Carbonari, President and Chief Executive Officer, said, "The increase in net sales was due to increased sales of both original equipment and replacement filters to the appliance market. In addition, our customers have successfully launched several new products which include our filtration systems. Research and development expenses increased in both periods in 2003 compared to 2002, primarily due to new product development and projects undertaken to reduce manufacturing costs and enhance product performance. Income from operations for the three and nine month periods ended September 30, 2003 were $1,472,000 and $3,274,00, respectively compared to $920,000 and $2,982,000 for the same periods in 2002."

      Commenting on business conditions and the outlook for the remainder of 2003 and for 2004, Mr. Carbonari commented, "We plan to continue the Company's strategy to become the market leader of water filtration systems in the appliance industry. We believe that sales to this market will continue to increase into 2004 as a result of increased consumer demand for appliances with water filtration systems. Our existing customers continue to increase the number of refrigerator models utilizing the Company's water filtration systems. In addition, the growth in the installed base of appliances that accept the Company's replacement filters should have a positive impact on our business going forward. By the end of 2003, the Company expects to complete the development of a new line of proprietary point-of-use products. The Company will continue to invest in new product development and cost reduction programs which should result in increased sales and improved operating margins."

      WTC Industries, Inc. designs, manufactures and markets water filtration and purification products and systems for consumer, commercial, industrial, residential, portable, outdoor, and emergency applications worldwide.

      Except for historical information, the matters discussed in this press release (such as expected sales and profitability) are forward-looking statements that involve risks and uncertainties. Actual results could differ materially and adversely from the forward-looking statement for the reasons described in the Company's filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-KSB for the year ended December 31, 2002, and including, but not limited to, loss of a significant customer, unanticipated manufacturing difficulties or quality control problems, disruption in sources of supply, sufficiency of working capital, the effect of economic conditions, the impact of competitive products, pricing pressure from customers, and technological difficulties.